EXHIBIT 29
                                                                     ----------


                                                                August 24, 2006


Pardus European Special Opportunities Master Fund, L.P.
1001 Avenue of the Americas, Suite 1100
New York, NY  10018
Attention:  Karim Samii

                Re:   CONFIDENTIALITY AGREEMENT

Ladies and Gentlemen:

                In connection with your consideration of a possible negotiated transaction (a "POSSIBLE TRANSACTION") with Bally Total Fitness Holding Corporation (the "COMPANY"), the Company is prepared to make available to you and your Representatives (as hereinafter defined) certain non-public information concerning the business, financial condition, operations, assets and liabilities of the Company and/or its subsidiaries, affiliates and divisions. As a condition to such information being furnished to you and your Representatives, you agree that you will treat the Evaluation Material (as hereinafter defined) in accordance with the provisions of this letter agreement and take or abstain from taking certain other actions as set forth herein. The term "REPRESENTATIVES" shall include the members, directors, officers, employees, agents, affiliates, partners and advisors of a party and those of its subsidiaries, affiliates and/or divisions (including, without limitation, attorneys, accountants, consultants, bankers, financial advisors and prospective sources of debt financing for a Possible Transaction).

                Notwithstanding anything to the contrary herein, the Company hereby (x) acknowledges that you have engaged a consulting firm previously identified to the Company by you (the "CONSULTANT") to act as a third party advisor to you and, as such, the Consultant shall be deemed to be your "Representative" in connection with a Possible Transaction, and (y) agrees to provide the Consultant with direct access to the Evaluation Material. It is understood and agreed that the Evaluation Material will be utilized by the Consultant to prepare a report for you and your Representatives in respect of the Company and its operations (the "REPORT"). You acknowledge that, as a condition to being provided such direct access, the Consultant has agreed to establish an internal wall reasonably acceptable to the Company to segregate personnel working for you from information developed or received by, or in the possession of, personnel working for the Company's creditors.

                1. EVALUATION MATERIAL. The term "EVALUATION MATERIAL" shall mean all information relating, directly or indirectly, to the Company and/or its subsidiaries, affiliates and divisions, or the business, products, strategies, markets, condition (financial or other), operations, assets, liabilities, results of operations, cash flows or prospects of the Company and/or its subsidiaries, affiliates and divisions (whether prepared by the Company, its advisors or otherwise) which is delivered, disclosed or furnished by or on behalf of the Company or its Representatives to you or to your Representatives, on or after the date hereof, regardless of the manner in which it is delivered, disclosed or furnished, or which you or your

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Bally Total Fitness Holding Corporation
August 24, 2006


Representatives otherwise learn or obtain, through observation or through analysis of such information or data, and shall also be deemed to include all notes, analyses, compilations, studies, forecasts, interpretations or other documents prepared by you or your Representatives (including the Report) that contain, reflect or are based upon, in whole or in part, the information delivered, disclosed or furnished to you or your Representatives pursuant hereto. Notwithstanding any other provision hereof, the term Evaluation Material shall not include information which (i) is or becomes generally available to the public (including, without limitation, any public disclosure of Evaluation Material made pursuant to Sections 2(i) and 6 of this letter agreement) other than as a result of a disclosure by you or your Representatives in violation of this letter agreement, (ii) was within your possession prior to it being furnished to you by or on behalf of the Company or its Representatives pursuant hereto (whether before or after the date hereof), provided that you did not know or have reason to believe that the source of such information was bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, the Company or any other party with respect to such information, (iii) becomes available to you on a non-confidential basis from a source other than the Company or any of its Representatives, provided that you do not know or have reason to believe that the source of such information is bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, the Company or any other party with respect to such information or (iv) is developed independently by you or your Representatives without use of the Evaluation Material or violating any of your obligations under this letter agreement.

                In addition, you acknowledge and agree that, because you have requested that the Company disclose publicly certain Evaluation Material that is disclosed to you or your Representatives pursuant hereto, the Company will not disclose to you or your Representatives any information or data that the Company determines in its sole discretion could, if disclosed publicly, have an adverse impact on the Company for competitive or other reasons (such information to be defined as "CERTAIN EVALUATION MATERIAL"). You acknowledge that Certain Evaluation Material has been or will be made available to other third parties that have participated or are participating in the Company's ongoing process in respect of strategic alternatives. As promptly as practicable (and in any event on or prior to September 1, 2006) following the date hereof, the Company agrees to provide you a schedule that identifies the general categories of such information not being made available to you, but that have or will be made available to other third parties that have participated or are participating in the Company's ongoing process in respect of strategic alternatives. You agree that, unless and until you agree to hold any Certain Evaluation Material confidential on substantially the same terms and conditions as third parties who may have been or will be provided Certain Evaluation Material, and you agree to release the Company from any affirmative obligation to disclose Certain Evaluation Material hereunder, you and your Representatives will not receive access to Certain Evaluation Material as those other third parties.

                2. USE AND DISCLOSURE OF EVALUATION MATERIAL. You recognize and acknowledge the confidential nature of the Evaluation Material and the damage that could result to the Company if any information contained therein is disclosed to a third party (other than as contemplated herein). You hereby agree that you and your Representatives shall use the Evaluation Material solely for the purpose of evaluating and negotiating a Possible Transaction and for no other purpose, that the Evaluation Material will be kept

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Bally Total Fitness Holding Corporation
August 24, 2006


confidential and that you and your Representatives will not disclose any of the Evaluation Material in any manner whatsoever; PROVIDED, HOWEVER, that (i) you may make any disclosure of the Evaluation Material to which the Company gives its prior written consent or as otherwise permitted by Section 6 of this letter agreement, and (ii) any of the Evaluation Material may be disclosed to your Representatives who need to know such information for the purpose of evaluating a Possible Transaction (including the Consultant so that it may prepare the Report), who are made aware of the terms and conditions of this letter agreement and who agree to keep the Evaluation Material confidential in accordance with the terms hereof. In any event, you agree (x) to undertake reasonable precautions to safeguard and protect the confidentiality of the Evaluation Material, which precautions shall be at least as protective as the precautions undertaken by you with respect to your confidential and competitively valuable business information, (y) to accept responsibility for any breach of this letter agreement by any of your Representatives, and (z) at your sole expense, to take all reasonable measures to restrain your Representatives from prohibited or unauthorized disclosure or uses of the Evaluation Material.

                The Company acknowledges that you intend to file a copy of this letter agreement on an amended Schedule 13D upon its execution and delivery. Subject to the foregoing, you agree that, without the prior written consent of the Company, you and your Representatives will not disclose to any other person the fact that you or your Representatives have received Evaluation Material or that Evaluation Material has been made available to you or your Representatives, that investigations, discussions or negotiations are taking place concerning a Possible Transaction or any of the terms, conditions or other facts with respect to any Possible Transaction, including the status thereof and the identity of the parties thereto, or the existence of this letter agreement (collectively, the "DISCUSSION INFORMATION"). Notwithstanding the foregoing, nothing herein shall prohibit disclosures by you of Discussion Information (x) to a third party for the purpose of jointly evaluating and negotiating a Possible Transaction so long as such third party is provided with a copy of this letter agreement and agrees to adhere to the terms hereof (provided that, for the avoidance of doubt, no Evaluation Material shall be provided to such third party without the Company's prior written consent; provided further, that you may provide the Report to any such third party who enters into a letter agreement with the Company on substantially the terms hereof); and (y) if you reasonably believe, after consultation with outside legal counsel, that such disclosure is required by law or a regulation of a governmental entity, securities exchange or similar authority by which you are bound (e.g., the requirements of Schedule 13D promulgated under the Securities Exchange Act of 1934, as amended). In connection with any filing on Schedule 13D contemplated by the first sentence of this paragraph or by clause (y) of the immediately preceding sentence, you shall provide the Company and its Representatives the opportunity to review and comment upon such amended
Schedule 13D a reasonable period of time prior to filing, and agree to give due consideration to all reasonable additions, deletions or changes suggested by the Company and its Representatives in connection therewith. The term "person" as used in this letter agreement shall be broadly interpreted to include the media and any corporation, partnership, group, individual or other entity.

                In the event that you or any of your Representatives are requested or required (by oral questions, interrogatories or requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process) to disclose any of the Evaluation Material or Discussion Information ("LEGALLY COMPELLED"), you shall (i) provide the Company with

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Bally Total Fitness Holding Corporation
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reasonably prompt written notice of any such request or requirement, including the terms thereof and circumstances surrounding such request or requirement, so that the Company may in its sole discretion and at its sole expense seek a protective order or other appropriate remedy to resist or narrow such request or requirement, (ii) consult with the Company on the advisability of seeking such protective order or other appropriate remedy and (iii) at the Company's sole expense, assist the Company to seek such protective order or other appropriate remedy. The Company may also determine, in its sole discretion, to waive compliance with the provisions of this letter agreement and permit you
or  your   Representatives  to  disclose  Evaluation  Material  or  Discussion
Information in response to such request or requirement. If, in the absence of a protective order or other remedy or the receipt of a waiver by the Company, you reasonably believe, after consultation with outside legal counsel, that you or any of your Representatives are nonetheless Legally Compelled to
disclose   Evaluation  Material  or  Discussion   Information,   you  or  your
Representatives may, without liability hereunder, disclose only that portion of the Evaluation Material or Discussion Information which you reasonably believe is so legally required to be disclosed, PROVIDED that you shall use your commercially reasonable efforts to preserve the confidentiality of the
Evaluation  Material  and  the  Discussion  Information,   including,  without
limitation, by cooperating with the Company, at its expense, to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Evaluation Material and the Discussion Information; and PROVIDED, FURTHER, that you shall promptly notify the Company of your determination to make such disclosure and the nature, scope, contents and timing of such disclosure.

                Nothing herein shall be deemed to limit or restrict you from disclosing any information in any action or proceeding by you to enforce any rights that you may have against the Company hereunder; provided that you shall, to the extent reasonable and not prejudicial to your rights, cooperate with the Company to protect the confidentiality of such information, whether by means of a protective order, production under seal or otherwise.

                For the avoidance of doubt, it is understood and agreed that, subject to the confidentiality obligations contained in this letter agreement, nothing contained herein shall prevent or prohibit you from nominating persons for election to the Board of Directors of the Company, bringing business before a meeting of the Company's stockholders or conducting a proxy solicitation in support of your director nominees or in respect of any other matter. It is also understood and agreed that, subject to the confidentiality obligations contained in this letter agreement, nothing herein is intended to limit (i) your use of the information contained in the Report to the extent it is disclosed pursuant to Section 6 of this letter agreement or (ii) your activities as a shareholder of the Company based upon any conclusions, recommendations or suggestions made by the Consultant in such Report; PROVIDED, HOWEVER, that you agree that you will not, and will not permit your Representatives to, publish the Report, or otherwise summarize, quote or make reference to the conclusions, recommendations or suggestions in the Report.

                3. RETURN AND DESTRUCTION OF EVALUATION MATERIAL. In the event that you decide not to proceed with a Possible Transaction, you will promptly inform the Company of that decision. In that case, or at any time upon the request of the Company for any reason, you will promptly destroy or deliver, at your expense, to the Company all Evaluation Material (and any

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Bally Total Fitness Holding Corporation
August 24, 2006


copies thereof) furnished to you or your Representatives by or on behalf of the Company or its Representatives pursuant hereto. In the event of such a decision or request, all other Evaluation Material prepared by you or on your behalf shall be destroyed and no copy thereof shall be retained, and, upon the Company's written request, you shall provide the Company with prompt written confirmation of your compliance with this paragraph. Notwithstanding the return or destruction of the Evaluation Material, you and your Representatives shall continue to be bound by your obligations of confidentiality and other obligations and agreements hereunder.

                4. NO REPRESENTATIONS OR WARRANTIES. You understand and acknowledge that, except as set forth in a final definitive transaction agreement regarding a Possible Transaction, neither the Company nor any of its Representatives makes any representation or warranty, express or implied, as to the accuracy or completeness of the Evaluation Material. You agree that, except as set forth in a definitive transaction agreement regarding a Possible Transaction, neither the Company nor any of its Representatives shall have any liability to you or to any of your Representatives relating to or resulting from the use of the Evaluation Material or any errors therein or omissions therefrom. Only those representations or warranties which are made in a final definitive agreement regarding any transactions contemplated hereby, when, as and if executed and delivered, and subject to such limitations and restrictions as may be specified therein, will have any legal effect.

                5. NO SOLICITATION. In consideration of the Evaluation Material being furnished to you, you hereby agree that, for a period of eighteen months from the date hereof, you and your affiliates will not, directly or indirectly, without the prior written consent of the Company, solicit to employ or actually employ any of the officers or employees of the Company with whom your first contact was in connection with your consideration of a Possible Transaction.

                J.P. Morgan Securities Inc. ("JP Morgan") will arrange for appropriate contacts with officers and employees of the Company for due diligence purposes and you should submit or direct to JP Morgan all questions regarding due diligence procedures and requests for due diligence information and requests for contact with non-management level employees of the Company.

                This Section 5 will not restrict you or your affiliates from conducting any general solicitations for employees (including through the use of employment agencies) not specifically directed at the Company, its employees or members, and will not restrict you or your affiliates from hiring any person who responds to any such general solicitation.

                6. MATERIAL NON-PUBLIC INFORMATION. You acknowledge and agree that you are aware (and that your Representatives are aware or, upon receipt of any Evaluation Material or Discussion Information, will be advised by you) that (i) the Evaluation Material or Discussion Information being furnished to you or your Representatives contains or may itself be material, non-public information regarding the Company and (ii) the United States securities laws prohibit any persons who have material, nonpublic information concerning the Company, including the Evaluation Material and Discussion Information, from purchasing or selling securities of the Company or from communicating such information to any person under circumstances in which it is reasonably foreseeable that such

                                  Page 5 of 9

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Bally Total Fitness Holding Corporation
August 24, 2006

person is likely to purchase or sell such securities in reliance upon such information. In furtherance and not in limitation of the foregoing, during the period beginning on the date hereof and ending three (3) business days after the Deadline Date (as defined below), neither you nor any of your affiliates will, directly or indirectly, purchase or sell, or enter into any agreements to purchase or sell, or otherwise transact in any way in, any securities (or beneficial ownership thereof) of the Company, or rights or options to acquire any securities (or beneficial ownership thereof) of the Company, including derivative securities representing the right to vote or economic benefits of any such securities.

                On the earliest to occur of (i) 1:00 p.m. (Eastern time) on October 16, 2006, (ii) the date of the execution by the Company of any letter of intent, an agreement entering into exclusive negotiations with a third party or definitive documentation, in each case with respect to a strategic transaction involving the Company or any of its subsidiaries, including a merger, recapitalization, debt refinancing, restructuring, or purchase or sale of material assets or securities or any other similar transaction or agreement, whether or not effected as a result of that certain exploration of strategic alternatives to enhance stockholder value previously announced by the Company (a "STRATEGIC TRANSACTION"), (iii) the date on which the Company makes public disclosure that it is no longer pursuing any Strategic Transaction, (iv) the date on which the Company mails notice of, provides notice of, or makes a public disclosure of any meeting of stockholders of the Company, and (v) the later of (x) the date that is thirty (30) days after the date hereof and (y) the date that is two (2) business days after the date on which you inform the Company in writing that you have determined not to pursue a transaction with the Company, the Company shall promptly on the date of the first to occur of clauses (i) through (v) above disclose, or provide an appropriate and adequate summary of, all of the material non-public information included in the Evaluation Material that has been provided to you or your Representatives, on Form 8-K or other periodic report permitted to be filed under the Exchange Act with the Securities and Exchange Commission (the date such filing is required to be made by the Company, the "DEADLINE DATE"), and the Company shall certify to you in writing on such date that all such material non-public information has been appropriately and adequately disclosed; PROVIDED, HOWEVER, that the Company shall not be required to disclose (or summarize) information included in such Evaluation Material if such information constitutes Certain Evaluation Material.

                In the event you advise the Company in writing that you do not believe that all of the material non-public information included in the Evaluation Material that is not Certain Evaluation Material has been disclosed by the Company in accordance with the terms of this Section 6, the Company shall, within one trading day refer such dispute, at your option, to the Strategic Alternatives Committee of the Board of Directors ("SAC") or the Board of Directors, which shall within one trading day after such referral, advise you of what additional disclosures, if any, will be made, and which items it disputes as to disclosure, and the reasons therefore, including a further certification to you in writing that such undisclosed information does not constitute material non-public information. Notwithstanding anything herein to the contrary, if the Company breaches its obligations under this Section 6 by failing to disclose material non-public information at the time or times required hereby or otherwise fails to comply with the dispute resolution mechanisms herein, and such breach is not cured within two trading days of written notice by you to the Company thereof, then you may disclose such undisclosed information to the extent you reasonably and in good faith

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Bally Total Fitness Holding Corporation
August 24, 2006


believe, after consultation with outside legal counsel, it constitutes material non-public information concerning the Company; PROVIDED, HOWEVER, that you will not publish the Report, or otherwise summarize, quote or make reference to the conclusions, recommendations or suggestions in the Report.

                7. NO AGREEMENT. You understand and agree that no contract or agreement providing for any Possible Transaction shall be deemed to exist between you and the Company unless and until a final definitive agreement has been executed and delivered. You also agree that unless and until a final definitive agreement regarding a Possible Transaction has been executed and delivered, neither the Company nor you will be under any legal obligation of any kind whatsoever with respect to such a Possible Transaction by virtue of this letter agreement except for the matters specifically agreed to herein. You further acknowledge and agree that the Company has reserved the right, in its sole discretion, to reject any and all proposals made by you or any of your Representatives with regard to a Possible Transaction, to determine not to engage in discussions or negotiations and to terminate discussions and negotiations with you at any time, and to conduct, directly or through any of its Representatives, any process for any transaction involving the Company or any of its subsidiaries, if and as they in their sole discretion shall determine (including, without limitation, negotiating with any other interested parties and entering into a definitive agreement without prior notice to you or any other person).

                8. NO WAIVER OF RIGHTS. It is understood and agreed that no failure or delay by either party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

                9. REMEDIES. It is understood and agreed that money damages would not be a sufficient remedy for any breach of this letter agreement by either party hereto or any of its Representatives and that the non-breaching party shall be entitled to equitable relief, including, without limitation, injunction and specific performance, as a remedy for any such breach. Such remedies shall not be deemed to be the exclusive remedies for a breach of this letter agreement but shall be in addition to all other remedies available at law or equity to the non-breaching party. Each party hereto further agrees not to raise as a defense or objection to the request or granting of such relief that any breach of this letter agreement is or would be compensable by an award of money damages, and each party hereto agrees to waive any requirements for the securing or posting of any bond in connection with such remedy.

                10. GOVERNING LAW. This letter agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within the State of New York, without regard to the conflict of law provisions thereof. Each party hereto hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of New York and of the United States of America, in each case, located in New York City in the State of New York, for any actions, suits or proceedings arising out of or relating to this letter agreement and the transactions contemplated hereby (and each party hereto agrees not to commence any action, suit or proceeding relating thereto except in such courts, and further agree that service of any process, summons, notice or document by U.S. registered mail to such party's address set forth above shall be effective service of process for any action, suit or proceeding brought against such party in any such court). Each party hereto hereby

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Bally Total Fitness Holding Corporation
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irrevocably and unconditionally waives any objection which such party may now or hereafter have to the laying of venue of any action, suit or proceeding arising out of this letter agreement or the transactions contemplated hereby in the courts of the State of New York or the United States of America, in each case, located in New York City in the State of New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

                11. ENTIRE AGREEMENT. This letter agreement contains the entire agreement between you and the Company regarding its subject matter and supersedes all prior agreements, understandings, arrangements and discussions between you and the Company regarding such subject matter.

                12. NO MODIFICATION. No provision in this letter agreement can be waived, modified or amended except by written consent of you and the Company, which consent shall specifically refer to the provision to be waived, modified or amended and shall explicitly make such waiver, modification or amendment.

                13. COUNTERPARTS. This letter agreement may be signed by facsimile and in one or more counterparts, each of which shall be deemed an original but all of which shall be deemed to constitute a single instrument.

                14. SEVERABILITY. If any provision of this letter agreement is found to violate any statute, regulation, rule, order or decree of any governmental authority, court, agency or exchange, such invalidity shall not be deemed to affect any other provision hereof or the validity of the remainder of this letter agreement, and such invalid provision shall be deemed deleted herefrom to the minimum extent necessary to cure such violation.

                15. SUCCESSORS. This letter agreement shall inure to the benefit of, and be enforceable by, the Company and its successors and assigns.

                16. THIRD PARTY BENEFICIARIES. This Agreement is not intended, and will not be construed, to create any rights in any parties other than the Company and you and no person may assert any rights as third-party beneficiary hereunder.

                17. NO LICENSE. Nothing herein shall be deemed to grant a license, whether directly or by implication, estoppel or otherwise, to any Evaluation Material disclosed pursuant to this letter agreement.

                18. TERM. This letter agreement will terminate on the earlier to occur of (a) the date on which the parties enter into a definitive agreement with respect to the Proposed Transaction and (b) the date which is two years from the date hereof, whereupon this letter agreement shall terminate and be of not further force or effect; PROVIDED, HOWEVER, that upon the termination of this letter agreement, none of the parties shall have any further additional obligations hereunder, except for such obligations under the provisions relating to Sections 6 through 18.

Bally Total Fitness Holding Corporation
August 24, 2006



                Please confirm your agreement with the foregoing by having a duly authorized officer of your organization sign and return one copy of this letter agreement to the undersigned, whereupon this letter agreement shall become a binding agreement among you and the Company.

                                      Very truly yours,

                                      BALLY TOTAL FITNESS HOLDING CORPORATION



                                      By: /s/ Marc D. Bassewitz
                                          -------------------------
                                          Name:  Marc D. Bassewitz
                                          Title: Senior Vice President,
                                                 Secretary and General Counsel



CONFIRMED AND AGREED
as of the date written above:

PARDUS EUROPEAN SPECIAL OPPORTUNITIES
MASTER FUND L.P.

   By:  Pardus Capital Management L.P.,
        its Investment Manager

   By:  Pardus Capital Management LLC,
        its general partner


   By:  /s/ Karim Samii
        ---------------------------
        Name:  Karim Samii
        Title: Sole Member






                                  Page 9 of 9